WHOLESALE SALES AGREEMENT







                    WHOLESALE SALES AGREEMENT


                             between


                    NEW ENGLAND POWER COMPANY


                               and


                  USGEN ACQUISITION CORPORATION









Dated as of August 5, 1997


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                        Table of Contents


ARTICLE 1.     BASIC UNDERSTANDINGS........................................    1

ARTICLE 2.     DEFINITIONS.................................................    1

ARTICLE 3.     TERM AND REGULATORY APPROVAL................................    3
     3.1  Term........................................................    3
     3.2  Filings.....................................................    4

ARTICLE 4.     SALE AND PURCHASE...........................................    4
     4.1  Sale and Purchase...........................................    4
     4.2  Quantities..................................................    4

ARTICLE 5.     PRICE AND BILLING...........................................    5
     5.1  Price.......................................................    5
     5.3  Taxes, Fees and Levies......................................    7

ARTICLE 6.     DELIVERY AND LOSSES.........................................    7
     6.1  Delivery....................................................    7

ARTICLE 7.     DEFAULT AND TERMINATION.....................................    7
     7.1  Material Breach and Termination.............................    7

ARTICLE 8.     NOTICES, REPRESENTATIVES OF THE PARTIES.....................    9
     8.1  Notices.....................................................    9
     8.2  Authority of Representative.................................    9

ARTICLE 9.     LIABILITY, INDEMNIFICATION, AND
          RELATIONSHIP OF PARTIES.....................................   10
     9.1  Limitation on Consequential, Incidental and Indirect
          Damages.....................................................   10
     9.2  Indemnification.............................................   10
     9.3  Independent Contractor Status...............................   11

ARTICLE 10.    ASSIGNMENT..................................................   11
     10.1 General Prohibition Against Assignments.....................   11
     10.2 Exceptions to Prohibition Against Assignments...............   11

ARTICLE 11.    SUCCESSORS AND ASSIGNS......................................   11

ARTICLE 12.    FORCE MAJEURE...............................................   12
     12.1 Force Majeure Standard......................................   12
     12.2 Force Majeure Definition....................................   12
     12.3 Obligation to Diligently Cure Force Majeure.................   12

ARTICLE 13.    WAIVERS.....................................................   13

ARTICLE 14.    REGULATION..................................................   13
     14.1 Laws and Regulations........................................   13
     14.2 NEPOOL Requirements.........................................   13

ARTICLE 15.    INTERPRETATION..............................................   13

ARTICLE 16.    SEVERABILITY................................................   14

ARTICLE 17.    MODIFICATIONS...............................................   14

ARTICLE 18.    SUPERSESSION................................................   14

ARTICLE 19.    COUNTERPARTS................................................   14

ARTICLE 20.    HEADINGS....................................................   14

                    WHOLESALE SALES AGREEMENT
                    -------------------------


     This WHOLESALE SALES AGREEMENT ("Agreement") is dated as of August 5, 1997 and is by and between NEW ENGLAND POWER COMPANY ("NEP"), a Massachusetts corporation, and USGen Acquisition Corporation, a Delaware corporation ("Buyer"). This Agreement provides for the purchase by Buyer and the sale by NEP of Wholesale Nuclear Entitlement as defined in this Agreement.

                 ARTICLE 1.  BASIC UNDERSTANDINGS

     NEP has ownership and/or contractual interests in certain nuclear generating units and is willing to supply electric energy, capacity, and any other associated electric products from those interests to Buyer on the terms specified in this Agreement. Buyer desires to purchase that electric energy, capacity, and any other associated electric products from NEP. Nothing in this Agreement shall be deemed to cause Buyer to have acquired any Ownership Interest or otherwise be treated as an owner of any Nuclear Interest.


                     ARTICLE 2.  DEFINITIONS

     The following words and terms shall be understood to have the following meanings when used in this Agreement, or in any associated documents entered into in conjunction with this Agreement. In addition, except as otherwise expressly provided, where terms used in this Agreement are defined in the NEPOOL Agreement and not otherwise defined herein, such definitions are expressly incorporated into this Agreement by reference.

CLOSING DATE - The date upon which Buyer acquires control of the generating assets it purchases from NEP.

COMMISSION OR FERC - The Federal Energy Regulatory Commission or such successor federal regulatory agency as may have jurisdiction over this Agreement.

CONTRACT PERIOD - A three month period during the term of this Agreement, except that the first Contract Period shall begin on the Closing Date and end on the last day of the third month following the month in which the Closing Date occurred and, if the term of this Agreement expires on a date other than the last day of any three month period, the last Contract Period shall also end on that date.

DEPARTMENT - The Massachusetts Department of Public Utilities.

GOOD UTILITY PRACTICE(S) - The practices, methods and acts (including but not limited to the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry) that at a particular time, in the exercise of reasonable judgment in light of the facts known or that should reasonably have been known at the time a decision was made, would have been expected to accomplish the desired result in a manner consistent with law, regulation, codes, standards, equipment manufacturer's recommendations, reliability, safety, environmental protection, economy and expedition.

GWH - Gigawatt hour.

ISO - The Independent System Operator to be established in accordance with the NEPOOL Agreement and the Interim Independent System Operator Agreement as amended, superseded or restated from time to time.

KW - Kilowatt.

KWH - Kilowatt- hour.

MMBTU - Million British thermal units.

NUCLEAR INTERESTS - NEP's interests as a joint owner in Seabrook Unit 1 and Millstone Unit 3 and as a purchaser under power contracts with Vermont Yankee Nuclear Power Corporation and Maine Yankee Atomic Power Company.

NEPEX - The New England Power Exchange.

NEPOOL - The New England Power Pool.

NEPOOL AGREEMENT - The New England Power Pool Agreement dated as of September 1, 1971, as amended and as may be amended or restated from time to time.

OWNERSHIP INTERESTS - NEP's interests as a joint owner in Seabrook Unit 1 and Millstone Unit 3 and as a stockholder of Vermont Yankee Power Corporation and Maine Yankee Atomic Power Company.

PRICE - The price set forth in SECTION 5, below.

PRIME RATE - The prime (or comparable) rate announced from time to time as its prime rate by the Bank of Boston or its successor, which rate may differ from the rate offered to its more substantial and creditworthy customers.

PTF - Facilities categorized as Pool Transmission Facilities under the NEPOOL Agreement.

WHOLESALE NUCLEAR ENTITLEMENT - NEP's generation and delivery to Buyer at any location on the NEPOOL PTF system of electric energy, capacity, and any other associated electric product produced by NEP's Nuclear Interests in the quantities determined in accordance with ARTICLE 4, SECTION 4.2.

WHOLESALE STANDARD OFFER SERVICE AGREEMENTS - The Agreement(s) of even date herewith entered into between the Buyer and certain of NEP's affiliates under which Buyer supplies Wholesale Standard Offer Service, as defined therein, to NEP's affiliates.


             ARTICLE 3.  TERM AND REGULATORY APPROVAL

3.1  Term

     The term of this Agreement shall begin at 12:01 am on the Closing Date and continue until the earlier of: (a) the day that the last Wholesale Standard Offer Service Agreement terminates; (b) the day NEP consummates a permanent sale or other disposition of the last of its Nuclear Interests; or
(c) the day the last of NEP's Nuclear Interests has been permanently retired by decision of the owners or board of directors of the unit or by order of the Nuclear Regulatory Commission.

3.2  Filings

     NEP will file this Agreement with FERC (and any other regulatory agency as may have jurisdiction over the Agreement) in accordance with the provisions of applicable laws, rules and regulations. Buyer will be responsible for any filing fees for filing this Agreement with FERC (and any other regulatory agency as may have jurisdiction over the Agreement).


                  ARTICLE 4.  SALE AND PURCHASE

4.1  Sale and Purchase

     NEP shall sell and deliver to the Delivery Points and Buyer shall purchase the quantity of Wholesale Nuclear Energy determined for each Contract Period in accordance with SECTION 4.2. The price for such sale and purchase shall be as set forth in ARTICLE 5, SECTION 5.1, below.

4.2  Quantities

     On or before the Closing Date, with respect to the first Contract Period and, thereafter, at least thirty (30) days prior to the beginning of each Contract Period, Buyer will notify NEP of the quantity of Wholesale Nuclear Entitlement that Buyer desires to purchase from NEP during the next Contract Period (the "Purchased Quantity"). Such quantity shall be expressed in a stated number of kilowatts for each Nuclear Interest during each month of the Contract Period, Buyer having the right to nominate different quantities (including zero) for different months during any Contract Period. Failure by Buyer to nominate a quantity of Wholesale Nuclear Entitlement in a timely fashion as set forth in the first sentence of this section, for any Contract Period, shall be deemed a nomination of zero kilowatts for each Nuclear Interest for each month during the Contract Period. During each month of a Contract Period, NEP shall sell and deliver and Buyer shall purchase a quantity of Wholesale Nuclear Entitlement equal to the lesser of: (a) the quantity nominated by the Buyer with respect to the month and (b)(1) if Buyer has purchased NEP's fossil generating stations, 88.2% of the total of the winter maximum claimed capability ratings of NEP's Nuclear Interests during the month and (2) if Buyer has purchased NEP's hydroelectric generating stations, 9.8% of the total of the winter maximum claimed capability ratings of NEP's Nuclear Interests during the month.

     Notwithstanding anything in this Agreement to the contrary, NEP shall not be required to deliver any Wholesale Nuclear Entitlement from any plant that fails to operate for any reason whatsoever, nor shall anything in this Agreement be construed to constrain NEP in any way from exercising its judgment as to when any Nuclear Interests should be temporarily shut down or permanently retired.


                  ARTICLE 5.  PRICE AND BILLING

5.1  Price

     (a) For each month during any Contract Period that kW or kWh are sold and delivered under this Agreement, Buyer shall pay NEP the NEPOOL Market Price, which shall be the sum of:

          (1) the NEPOOL Installed Capability Clearing Price for the month (expressed in dollars per kilowatt) times the Purchased Quantity for the month; plus

          (2) the NEPOOL Energy Clearing Price (expressed in dollars per megawatt-hour) times the megawatt-hours delivered by NEP from the Purchased Quantity, for each hour of the month; plus

          (3) the NEPOOL Operable Capability Clearing Price (expressed in dollars per megawatt-hour) times the operable megawatt-hours made available from the Purchased Quantity, for each hour of the month.

          It is understood by the parties that the Nuclear Interests do not currently provide Automatic Generation Control, 10-Minute Spinning Reserve, 10-Minute Non-Spinning Reserve and 30-Minute Operating Reserve. In the event one or more of the Nuclear Interests provide one or more of these services in the future, the parties will modify the price in this paragraph to include the appropriate NEPOOL market-clearing price for such service provided.

     (b) For any month during a Contract Period in which Buyer provides service under a Wholesale Standard Offer Service Agreement and the average Energy Price (as defined below) exceeds the prices set forth below, NEP shall credit the amount owed to NEP by Buyer with an amount as defined below:

               Contract Period          Price in Cents per kWh
               ---------------          ----------------------
                    1998                       3.0 Cents
                    1999                       3.2 Cents
                    2000                       3.5 Cents
                    2001                       3.5 Cents
                    2002                       3.9 Cents
                    2003                       4.3 Cents
                    2004                       4.7 Cents
Please see
Amendment No. 1
attached

5.2  Payment

     (a) On or before the tenth (10th) day of each month during the term of this Agreement, NEP shall calculate the amount due and payable pursuant to this ARTICLE 5 with respect to the preceding month and shall render a bill to Buyer for that amount. The amount payable shall be as calculated in ARTICLE 5, SECTION 5.1, above, for the applicable Contract Period.

     (b) Buyer shall pay NEP any amounts due and payable on or before the twenty-fifth (25th) day after a bill is rendered pursuant to paragraph (a).
In the event a bill is rendered after the date specified in paragraph (a), Buyer shall have an additional period of time to make payment equal to the period of the delay in issuance of the bill. If all or any part of any amount due and payable pursuant to paragraph (a) shall remain unpaid thereafter, interest shall thereafter accrue and be payable to NEP on such unpaid amount at a rate per annum equal to two percent (2%) above the Prime Rate in effect on the date of such bill; provided, however, if the amount due and payable is disputed, interest shall accrue and be payable to NEP on the unpaid amount finally determined to be due and payable at a rate per annum equal to the Prime Rate in effect on the date the bill is rendered.

     (c) If either party discovers an error in a bill (whether the amount is paid or not), the calculation may be corrected, and any overpayment or underpayment will be refunded or paid up, as appropriate. Interest shall accrue from the date of the error and be payable on the unpaid amount finally determined to be due and payable at a rate per annum equal to the Prime Rate in effect on the date the error is originally discovered.

5.3  Taxes, Fees and Levies

     Buyer shall be obligated to pay all present and future taxes, fees and levies which may be assessed by any entity upon the purchase or sale of electricity covered by the Agreement.


                 ARTICLE 6.  DELIVERY AND LOSSES

6.1  Delivery

     All electricity shall be delivered by NEP to Buyer in the form of three-phase sixty-hertz alternating current at any location on the NEPOOL PTF system or MECO's System ("Delivery Points"). Title shall pass to the Buyer at the Delivery Point. If the NEPOOL control area experiences congestion, Buyer will be responsible for any congestion costs incurred in delivering power across the PTF system to the extent such costs are imposed by NEPOOL or the ISO on suppliers. NEP shall be responsible for any local point to point charges and distribution charges needed to deliver the power to the NEPOOL PTF, it being anticipated that there will be no such costs.


               ARTICLE 7.  DEFAULT AND TERMINATION

7.1  Material Breach and Termination

(a) (i) If NEP fails in any material respect to comply with, observe or perform any covenant, warranty or obligation under this Agreement (except due to causes excused by force majeure or attributable to Buyer's wrongful act or wrongful failure to act); and

     (ii) After receipt of written notice from Buyer such failure continues for a period of forty-five (45) days, or, if such failure cannot be reasonably cured within such forty-five (45) day period, such further period as shall reasonably be required to effect such cure, provided that NEP commences within such forty-five (45) day period to effect such cure and at all times thereafter proceeds diligently to complete such cure as quickly as possible; then

     (iii) Buyer shall have the right to terminate this Agreement; and subject to the duty to mitigate, Buyer shall be entitled to collect from Seller the difference between the NEPOOL Market Price and the price it would have paid had Seller performed.

(b) (i) If Buyer fails in any material respect to comply with, observe, or perform any covenant, warranty or obligation under this Agreement (except due to causes excused by force majeure or attributable to NEP's wrongful act or wrongful failure to act); and

     (ii) After receipt of written notice from Buyer such failure continues for the Cure Period (as defined below) or, if such failure cannot be reasonably cured within the Cure Period, such further period as shall reasonably be required to effect such cure, provided that Buyer commences within the Cure Period to effect such cure and at all times thereafter proceeds diligently to complete such cure as quickly as possible; then

     (iii) NEP shall have the right to terminate this Agreement. For purposes of this Section 7.1(a), the Cure Period shall mean five
               (5) days in the case of a failure by Buyer to fulfill its payment obligations pursuant to Section 5.2 and forty-five (45) days in the case of a failure by Buyer to comply with, observe or perform any other covenant, warranty or obligation under this Agreement.

(c) Nothing in this SECTION 7.1 shall be construed to limit the right of any party to seek any remedies for damages, as limited by ARTICLE 9 of this Agreement, even if a cure of an alleged breach is made within the periods of time specified for curing any such breach stated above. The provisions of this SECTION 7.1 are intended only to provide the exclusive process through which one party may exercise and effectuate its right to terminate this Agreement as a result of a material breach of this Agreement.


       ARTICLE 8.  NOTICES, REPRESENTATIVES OF THE PARTIES

8.1  Notices

     Any notice, demand, or request required or authorized by this Agreement to be given by one party to another party shall be in writing. It shall either be sent by facsimile (confirmed by telephone), overnight courier, personally delivered and acknowledged in writing or by registered or certified mail (return receipt requested), postage prepaid, to the representative of the other party designated in this ARTICLE 8. Any such notice, demand, or request shall be deemed to be given (i) when sent by facsimile confirmed by telephone,
(ii) when actually received if delivered by courier or personal deliver or
(iii) three (3) days after deposit in the United States mail, if sent by first class mail.

     Notices and other communications by Buyer to NEP shall be addressed to:

                    New England Power Company
                    25 Research Drive
                    Westborough, MA  01582
                    Attention:  Michael J. Hager
                    Fax:  (508) 389-3001

     Notices and other communications by NEP to Buyer shall be addressed to:

                    USGen Acquisition Corporation
                    7500 Old Georgetown Road, 13th Floor
                    Bethesda, MD  20814
                    Attention:  Stephen A. Herman, Esq.
                    Fax:  (301) 718-6913

     Any party may change its representative by written notice to the others.

8.2  Authority of Representative

     The parties' representatives designated in ARTICLE 8, SECTION 8.1 shall have full authority to act for their respective principals in all technical matters relating to the performance of this Agreement. They shall not, however, have the authority to amend, modify, or waive any provision of this Agreement unless they are authorized officers of their respective entities.


             ARTICLE 9.  LIABILITY, INDEMNIFICATION,
                   AND RELATIONSHIP OF PARTIES

9.1  Limitation on Consequential, Incidental and Indirect Damages

     To the fullest extent permissible by law, neither NEP nor Buyer, nor their respective officers, directors, agents, employees, parent or affiliates, successor or assigns, or their respective officers, directors, agents, or employees, successors, or assigns, shall be liable to the other parties or its parent, subsidiaries, affiliates, officers, directors, agents, employees, successors or assigns, for claims, suits, actions or causes of action for incidental, indirect, special, punitive, multiple or consequential damages (including attorney's fees or litigation costs) connected with or resulting from performance or non-performance of this Agreement, or any actions undertaken in connection with or related to this Agreement, including without limitation any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty, strict liability, Massachusetts Gen. Laws ch 93A, statute, operation of law, or any other theory of recovery. The provisions of this SECTION 9.1 shall apply regardless of fault and shall survive termination, cancellation, suspension, completion or expiration of this Agreement.

9.2  Indemnification

     (a) Buyer agrees to defend, indemnify and save NEP, its officers, directors, employees, agents, successors, assigns, and affiliates and their officers, directors, employees, and agents harmless from and against any and all claims, suits, actions or causes of action for damage by reason of bodily injury, death, or damage to property caused by Buyer, its officers, directors, employees, agents or affiliates or caused by or sustained on its facilities, except to the extent caused by an act of negligence or willful misconduct by an officer, director, agent, employee or Affiliate of NEP or their successors or assigns.

     (b) NEP agrees to defend, indemnify and save Buyer, its officers, directors, employees, agents, successors, assigns, and affiliates and their officers, directors, employees, and agents harmless from and against any and all claims, suits, actions or causes of action for damage by reason of bodily injury, death, or damage to property caused by NEP, its officers, directors, employees, agents or affiliates or caused by or sustained on its facilities, except to the extent caused by an act of negligence or willful misconduct by an officer, director, agent, employee or Affiliate of Buyer or their successors or assigns.

     (c) If any party intends to seek indemnification under this ARTICLE from another party with respect to any action or claim, the party seeking indemnification shall give the other party notice of such claim or action within fifteen (15) days of the commencement of, or actual knowledge of, such claim or action. Such party seeking indemnification shall have the right, at its sole cost and expense, to participate in the defense of any such claim or action. The party seeking indemnification shall not compensate or settle any such claim or action without the prior consent of the other parties, which consent shall not be unreasonably withheld.

9.3  Independent Contractor Status

     Nothing in this Agreement shall be construed as creating any relationship between NEP and Buyer other than that of independent contractors for the sale and purchase of electricity.


                     ARTICLE 10.  ASSIGNMENT

10.1 Assignment

     This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law without the prior written consent of the other party, nor is this Agreement intended to confer upon any other Person except the parties hereto any rights or remedies hereunder. Notwithstanding the foregoing, (i) NEP may, without Buyer's prior written consent, (A) assign all or a portion of its rights and obligations under this Agreement to any Affiliate of NEP or (B) assign its rights and obligations hereunder, or transfer such rights and obligations by operation of law, to any corporation or other entity with which or into which NEP shall merge or consolidate or to which NEP shall transfer all or substantially all of its assets, provided that such Affiliate or other entity agrees to be bound by the terms thereof; (ii) the Buyer may assign all of its rights and obligations hereunder to any wholly owned Subsidiary (direct or indirect) of PG&E Corporation and upon NEP's receipt of notice from Buyer of any such assignment, the Buyer will be released from all liabilities and obligations hereunder, accrued and unaccrued, such assignee will be deemed to have assumed, ratified, agreed to be bound by and perform all such liabilities and obligations, and all references herein to "Buyer" shall thereafter be deemed references to such assignee, in each case without the necessity for further act or evidence by the parties hereto or such assignee; provided, however, that no such assignment and assumption shall release the Buyer from its liabilities and obligations hereunder unless the assignee shall have acquired all or substantially all of the Buyer's assets; provided, further, however, that no such assignment and assumption shall relieve or in any way discharge PG&E Corporation from the performance of its duties and obligations under the Guaranty dated as of the date of this Agreement executed by PG&E Corporation, and (iii) the Buyer or its permitted assignee may assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee or lending institution(s) for the purposes of financing or refinancing the Purchased Assets, including upon or pursuant to the exercise of remedies under such financing or refinancing, or by way of assignments, transfers, conveyances or dispositions in lieu thereof; provided, however, that no such assignment or disposition shall relieve or in any way discharge the Buyer or such assignee from the performance of its duties and obligations under this Agreement. NEP agrees to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, conveyance, pledge or disposition of rights hereunder so long as NEP's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.


               ARTICLE 11.  SUCCESSORS AND ASSIGNS

     This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective permitted successors and assigns.

                    ARTICLE 12.  FORCE MAJEURE

12.1 Force Majeure Standard

     The parties shall be excused from performing their respective obligations hereunder and shall not be liable in damages or otherwise, if and only to the extent that they are unable to so perform or are prevented from performing by an event of force majeure.

12.2 Force Majeure Definition

     An event of force majeure includes, without limitation, storm, flood, lightning, drought, earthquake, fire, explosion, equipment failure, civil disturbance, labor dispute, act of God or the public enemy, action of a court or public authority, or any other cause beyond a party's control.

12.3 Obligation to Diligently Cure Force Majeure

     If any party shall rely on the occurrence of an event or condition described in ARTICLE 12, SECTION 12.2, above, as a basis for being excused from performance of its obligations under this Agreement, then the party relying on the event or condition shall:

     a. provide written notice to the other parties promptly, but in no event later than 5 days of the occurrence of the event or condition giving an estimation of its expected duration and the probable impact on the performance of its obligations hereunder;

     b. exercise all reasonable efforts to continue to perform its obligations hereunder;

     c. expeditiously take reasonable action to correct or cure the event or condition excusing performance; provided that settlement of strikes or other labor disputes will be completely within the sole discretion of the party affected by such strike or labor dispute;

     d. exercise all reasonable efforts to mitigate or limit damages to the other parties to the extent such action will not adversely affect its own interests; and

     e. provide prompt notice to the other parties of the cessation of the event or condition giving rise to its excuse from performance.


                       ARTICLE 13.  WAIVERS

     The failure of any party to insist in any one or more instance upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights under this Agreement shall not be construed as a general waiver of any such provision or the relinquishment of any such right, but the same shall continue and remain in full force and effect, except with respect to the particular instance or instances.


                     ARTICLE 14.  REGULATION

14.1 Laws and Regulations

     This Agreement and all rights, obligations, and performances of the parties hereunder, are subject to all applicable Federal and state laws, and to all duly promulgated orders and other duly authorized action of governmental authority having jurisdiction.

14.2 NEPOOL Requirements

     This Agreement must comply with all NEPOOL Criteria, Rules, and Standard Operating Procedures ("Rules"). If, during the term of this Agreement, the NEPOOL Agreement is terminated or amended in a manner that would eliminate or materially alter a Rule affecting a right or obligation of a party hereunder, or if such a Rule is eliminated or materially altered by NEPOOL, the parties agree to negotiate in good faith in an attempt to amend this Agreement to incorporate a replacement Rule ("Replacement Rule"). The intent of the parties is that any such Replacement Rule reflect, as closely as possible, the intent and substance of the Rule being replaced as such Rule was in effect prior to such termination or amendment of the NEPOOL Agreement or elimination or alteration of the Rule.


                   ARTICLE 15.  INTERPRETATION

     The interpretation and performance of this Agreement shall be in accordance with and controlled by the laws of The Commonwealth of Massachusetts.


                    ARTICLE 16.  SEVERABILITY

     If any provision or provisions of this Agreement shall be held invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby.


                    ARTICLE 17.  MODIFICATIONS

     No modification to this Agreement will be binding on any party unless it is in writing and signed by all parties.


                    ARTICLE 18.  SUPERSESSION

     This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and its execution supersedes any other agreements, written or oral, between the parties concerning such subject matter.


                    ARTICLE 19.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument.


                      ARTICLE 20.  HEADINGS

     Article and Section headings used throughout this Agreement are for the convenience of the parties only and are not to be construed as part of this Agreement.

     IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement on their behalf as of the date first above written.

                         NEW ENGLAND POWER COMPANY

                               /s/ Michael E. Jesanis
                         BY:

                         Its Treasurer


                         USGEN ACQUISITION CORPORATION

                                /s/ Joseph P. Kearney
                         BY:

                         Its President

                        AMENDMENT NO. 1
                               TO
                   WHOLESALE SALES AGREEMENT


     Amendment No. 1, dated as of September 25, 1997, to the Wholesale Sales Agreement, dated as of August 5, 1997 (the "Agreement"), by and among New England Power Company, a Massachusetts corporation ("NEP") and USGen New England, Inc. (formerly named USGen Acquisition Corporation), a Delaware corporation (the "Buyer").

     Whereas, NEP and the Buyer are parties to the Agreement.

     Whereas, NEP and the Buyer desire to amend the Agreement in certain respects.

     Now, therefore, in consideration of the premises and the representations and warranties, covenants and other agreements hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

          Section 1. Section 5.1 of the Agreement is hereby amended by adding the following text at the end of Section 5.1 following the table and immediately prior to the beginning of Section 5.2:

          "For purposes of this paragraph, "average Energy Price" shall be the value obtained by dividing (i) the amount determined in accordance with paragraph 5.1(a)(2) above and (ii) the total number of megawatt-hours delivered by NEP from the Purchased Quantity during the month.

          The amount of the credit, if any, shall be the product of (i) the difference between (a) the average Energy Price (as expressed in dollars per megawatt-hour) and (b) the applicable value from the above table (expressed in dollars per megawatt-hour) and (ii) the lesser of (a) the number of megawatt-hours delivered under the Wholesale Standard Offer Service Agreements during the month or
          (b) the total number of megawatt-hours delivered by NEP from the Purchased Quantity for the month."

     IN WITNESS WHEREOF, the undersigned parties hereto have executed this Amendment No. 1 as of the date first written above.

                                        NEW ENGLAND POWER COMPANY


                                        By:_________________________
                                        Name:
                                        Title:


                                        USGEN NEW ENGLAND, INC.


                                        By:_________________________
                                        Name:
                                        Title: